                            SCHEDULE 14A INFORMATION
                INFORMATION STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /x/

Filed by a party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or rule 14a-12

                    INTERNATIONAL SPECIALTY PRODUCTS INC.
               (Name of Registrant as Specified In Its Charter)

   -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:


(4) Date Filed:

                                 [LETTERHEAD]

                                                    April 2, 1997

FELLOW STOCKHOLDERS:

     You are cordially invited to attend the International Specialty Products Inc. Annual Meeting of Stockholders to be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York at 10:00 A.M. on May 1, 1997.

     The enclosed notice and proxy statement will provide you with complete information concerning the business to come before the meeting. The Company's 1996 Annual Report to Stockholders is also enclosed.

     I look forward to personally greeting you at the meeting as well as reviewing for you at that time the significant developments at the Company during the past year.

                                          Sincerely,

                                          /s/ Samuel J. Heyman

                    INTERNATIONAL SPECIALTY PRODUCTS INC.
                           ------------------------
                           NOTICE OF ANNUAL MEETING
                            TO BE HELD MAY 1, 1997
                           ------------------------

     The Annual Meeting of Stockholders of International Specialty Products Inc. (the 'Company') will be held at 10:00 A.M., on May 1, 1997, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York, for the following purposes:

     1. To elect seven directors of the Company;

     2. To consider and approve an amendment to the Company's 1991 Incentive Plan for Key Employees and Directors, as amended, to increase by 2,000,000 the number of shares of Common Stock for which stock options may be granted thereunder and to increase by 50,000 the limit on the number of shares for which stock options may be granted to any eligible person during any calendar year; and

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 21, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     A list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, at the office of The Bank of New York, 101 Barclay Street, New York, New York, during ordinary business hours for ten days prior to the meeting.

     The accompanying Proxy Statement forms a part of this notice.

                                          By Order of the Board of Directors,


                                                   /s/ Richard A. Weinberg

                                                   RICHARD A. WEINBERG
                                                         Secretary

Wayne, New Jersey
April 2, 1997

     Return of your signed proxy is the only way your shares can be counted unless you personally cast a ballot at the meeting.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               PROXY STATEMENT
                    INTERNATIONAL SPECIALTY PRODUCTS INC.
                            818 WASHINGTON STREET
                          WILMINGTON, DELAWARE 19801
                           ------------------------
                        ANNUAL MEETING OF STOCKHOLDERS
                           ------------------------

     This proxy statement is furnished to stockholders of International Specialty Products Inc. ('ISP' or the 'Company') in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders to be held at 10:00 A.M., on Thursday, May 1, 1997, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York, and at any adjournment thereof.

     The Board of Directors has set March 21, 1997 (the 'Record Date') as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. As of the close of business on the Record Date, there were outstanding 96,521,481 shares of the Company's common stock, $.01 par value ('Common Stock'). Holders of record of such shares are entitled to one vote for each share held by them as of the Record Date on any matter which may properly come before the meeting.

     Shares represented by a valid unrevoked proxy will be voted at the meeting, or any adjournment thereof, as specified therein by the person giving the proxy. If no specification is made, the shares represented by such proxy will be voted
(1) FOR the election of the Board of Directors' nominees as directors, (2) FOR the approval of the amendment to the Company's 1991 Incentive Plan for Key Employees and Directors, as amended (the 'Incentive Plan'), and (3) in the discretion of the persons named as proxies on the enclosed proxy card on such other matters as may properly come before the meeting. Any person giving a proxy has the power to revoke it at any time before its exercise by executing a later dated proxy, by delivery to and receipt by the Company's Secretary of written notice of such revocation, or by attending the meeting and voting in person.

     Stockholders of record holding a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are included in determining whether or not a quorum is present.

     The vote required for the election of directors is a plurality of the votes properly cast at the meeting. The vote required for the approval of the amendment to the Incentive Plan is a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions are not counted as votes for or against a proposal, but, where the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote is required for approval of a proposal (such as the proposal to amend the Incentive Plan), abstentions have the same effect as a vote against the proposal. Broker non-votes on proposals are treated as shares as to which the beneficial holders have withheld voting power and, therefore, are not considered as shares entitled to vote on any proposal to which they relate.


     Samuel J. Heyman, Chairman of the Board and Chief Executive Officer of ISP, directly and indirectly through his beneficial ownership of approximately 96% of the outstanding capital stock of ISP Holdings Inc. ('ISP Holdings'), the parent of the Company, controls approximately 84% of the voting power of the Common Stock. See 'Security Ownership of Certain Beneficial Owners and Management.' Mr. Heyman has indicated to ISP that he intends to vote, and to cause ISP Holdings to vote, for the election of the Board of Director's nominees as directors and for the approval of the amendment to the Incentive Plan. Accordingly, the election of the nominees and approval of the amendment are assured.

     This proxy statement and the proxies solicited hereby are being first sent or delivered to stockholders on or about April 4, 1997.

                             ELECTION OF DIRECTORS

     Seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified. The persons designated in the enclosed proxy card will vote shares represented by a valid unrevoked proxy FOR the election of each of the below-named nominees unless instructions to the contrary are indicated in the proxy. If any such nominees should be unable to serve for any reason, which the Company does not anticipate, it is intended that proxies will be voted for the election of such other persons as shall be designated by the Board of Directors.

NOMINEES

     The following persons, all of whom are currently directors of ISP, have been nominated for election as directors. Under ISP's By-laws, each director continues in office until the next Annual Meeting of Stockholders and until his successor is elected and qualified. No family relationship exists between any of the directors or executive officers of the Company. The information presented below with respect to each nominee has been furnished by the nominee.

----------------------------------------------------------------------------------------------------------------
                  CHARLES M. DIKER                                                                AGE 62
Box for           Mr. Diker has been a director of ISP since February 1992. He has been a limited partner of
Photograph        Weiss, Peck & Greer, an investment management firm, since 1975. He also has been Chairman of the Board of Cantel Industries Inc., a manufacturer of medical diagnostic and infection control products, since 1986. Mr. Diker is a director of BeautiControl Cosmetics, a cosmetics company, Data Broadcasting Corporation, a financial data broadcasting company, Chyron
                  Corporation, a designer and manufacturer of digital equipment, software and systems, and AMF
                  Group Inc., an owner and operator of, and manufacturer of equipment for, commercial bowling centers.
----------------------------------------------------------------------------------------------------------------
                  CARL R. ECKARDT                                                                  AGE 66
Box for           Mr. Eckardt has been a director of ISP since its formation and Executive Vice President,
Photograph        Corporate Development, of ISP since November 1996, which position he had held from ISP's formation to January 1994. From January 1994 to November 1996, Mr. Eckardt was President and
                  Chief Operating Officer of ISP. He has been Executive Vice President of ISP Holdings since its formation. Mr. Eckardt also has been Vice Chairman of GAF Corporation ('GAF'), a former parent and an affiliate of the Company, since November 1996 and a director of GAF since April 1987.
                  He was Executive Vice President of GAF from April 1989 to November 1996 and held the same position with GAF's predecessor from January 1987 to April 1989. Mr. Eckardt has been
                  Executive Vice President of G-I Holdings Inc. ('G-I Holdings'), an affiliate of the Company, since March 1993. Mr. Eckardt joined GAF's predecessor in 1974.
-----------------------------------------------------------------------------------------------------------------
                  HARRISON J. GOLDIN                                                              AGE 61
Box for           Mr. Goldin has been a director of ISP since its formation. Mr. Goldin has been the senior
Photograph        managing director of Goldin Associates, L.L.C., a consulting firm, since January 1990. Mr.
                  Goldin was the Comptroller of the City of New York from 1974 to 1989 and a New York State
                  Senator from 1966 to 1973.

----------------------------------------------------------------------------------------------------------------
                  PETER R. HEINZE                                                                  AGE 54
Box for           Dr. Heinze has been a director, President and Chief Operating Officer of ISP since November
Photograph        1996. He was Senior Vice President, Chemicals of PPG Industries, Inc. from April 1993 to
                  November 1996 and Group Vice President, Chemicals of PPG Industries, Inc. from August 1992 to
                  April 1993. From January 1988 to August 1992, Dr. Heinze was President, Chemicals Division,
                  and an Executive Vice President of BASF Corporation.
----------------------------------------------------------------------------------------------------------------
                  SAMUEL J. HEYMAN                                                              AGE 58
Box for           Mr. Heyman has been a director, Chairman and Chief Executive Officer of ISP since its
Photograph        formation and has held the same positions with ISP Holdings since its formation. Mr. Heyman also has been a director, Chairman and Chief Executive Officer of GAF or GAF's predecessor and certain of their subsidiaries since December 1983. Mr. Heyman has been a director and Chairman of Building Materials Corporation of America ('BMCA'), an indirect wholly-owned subsidiary of
                  GAF, since its formation, Chief Executive Officer of BMCA since June 1996 and a director of
                  U.S. Intec, Inc. ('USI'), a wholly-owned subsidiary of BMCA, since October 1995. He is also the Chief Executive Officer, Manager and General Partner of a number of closely held real estate development companies and partnerships whose investments include commercial real estate and a portfolio of publicly traded securities.
----------------------------------------------------------------------------------------------------------------
                  SANFORD KAPLAN                                                                  AGE 80
Box for           Mr. Kaplan has been a director of ISP since November 1992. He has been a private investor and
Photograph        consultant since 1977 when he retired from Xerox Corporation, where he was a Senior Vice
                  President and a director. He is also a director emeritus of Intel Corp., a computer hardware and component manufacturer.
----------------------------------------------------------------------------------------------------------------
                  BURT MANNING                                                                    AGE 65
Box for           Mr. Manning has been a director of ISP since November 1992. He has been Chairman of J. Walter
Photograph        Thompson Company, a multinational advertising company, since July 1987 and was Chief Executive
                  Officer of such company from July 1987 to January 1997.
----------------------------------------------------------------------------------------------------------------

MEETINGS, COMMITTEES AND DIRECTORS' FEES

     The Board of Directors met eight times in 1996.


     The Board of Directors has delegated certain of its functions and responsibilities to committees of the Board of Directors.

     The Audit Committee reviews the integrity of the Company's financial statements, internal controls, the internal audit function, the function and fees of the independent public accountants, and other matters relating to financial and accounting functions. Messrs. Diker, Goldin and Kaplan presently comprise the Audit Committee. The Audit Committee met one time in 1996.

     The Compensation and Pension Committee (the 'Compensation Committee') is responsible for the review and administration of the Company's compensation practices, policies and plans. Messrs. Diker, Goldin and Manning presently comprise the Compensation Committee. The Compensation Committee met four times during 1996.

     The Board of Directors does not have a nominating committee. In 1996, each director attended at least 75% of the meetings of the Board of Directors held during the period for which he has been a director and of the committees on which he serves.

     No directors who are employees of ISP or its affiliates receive compensation for their services as directors. Outside directors receive an annual fee of $18,000 and a fee of $750 per meeting of the Board of Directors. Outside directors are compensated $250 per committee meeting held in connection with a Board of Directors meeting and $750 per committee meeting held independently. An additional fee of $3,000 per year is paid to outside directors who chair a committee. If an outside director chairs more than one committee, no additional compensation is paid. Under the Incentive Plan, each outside director is granted a non-qualified stock option to purchase 5,000 shares of Common Stock (the 'Initial Option') on the date such person becomes a director and an additional non-qualified option to purchase 2,500 shares of Common Stock (an 'Additional Option') on each anniversary of the date of grant of the Initial Option. The term of each option granted is nine years. Initial Options are subject to a three-year vesting period, commencing on the first anniversary of the date of grant, and Additional Options are subject to a one-year vesting period, becoming exercisable in full on the first anniversary of the date of grant. The exercise price of the options is equal to the fair market value of the underlying shares on the date of grant. The Company currently has four non-employee directors, Messrs. Diker, Goldin, Kaplan and Manning, each of whom was granted an Additional Option to purchase 2,500 shares of Common Stock during 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of March 1, 1997, the Common Stock of the Company was beneficially owned by the Company's directors, the executive officers named in the Summary Compensation Table below, directors and executive officers of the Company as a group, and each person or group known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock as follows:


                                                        NUMBER OF                     NUMBER OF
                                                          SHARES                       SHARES
NAME                                                      OWNED          %       BENEFICIALLY OWNED      %
-----------------------------------------------------   ----------      ----     -------------------    ----
Samuel J. Heyman.....................................     125,000        *       80,685,000(1)(2)       83.6(1)(2)(4)
Carl R. Eckardt......................................       1,000        *           76,464(2)(4)          *
Peter R. Heinze......................................           0        --               0               --
Charles M. Diker.....................................      12,000        *           38,500(2)(3)          *
Harrison J. Goldin...................................           0        --          12,500(2)             *
Sanford Kaplan.......................................       5,000        *           17,500(2)             *
Burt Manning.........................................       7,000(2)     *           19,500(2)             *
James P. Rogers......................................      20,005(2)     *           76,165(2)             *
Richard A. Weinberg..................................           0        --           2,800(2)             *
Richard B. Olsen.....................................       3,070 (2)    *           21,461(2)(4)          *
ISP Holdings.........................................   80,500,000      83.4%    80,500,000             83.4%
All directors and executive officers of ISP as a
  group (12 persons).................................     173,912 (2)    *       80,955,167(1)(2)(4)    83.7%

 ------------------
* Less than 1%.

(1) Includes 80,500,000 shares owned by ISP Holdings, a corporation controlled by Mr. Heyman. The business addresses of Mr. Heyman and ISP Holdings are 1361 Alps Road, Wayne, New Jersey 07470 and 818 Washington Street, Wilmington, Delaware 19801, respectively.

(2) Includes with respect to Mr. Heyman 60,000 shares, Mr. Eckardt 75,464 shares, Mr. Diker 12,500 shares, Mr. Goldin 12,500 shares, Mr. Kaplan 12,500 shares, Mr. Manning 12,500 shares, Mr. Rogers 56,160 shares, Mr. Weinberg 2,800 shares, Mr. Olsen 18,391 shares, and all directors and executive officers as a group 267,255 shares subject to options granted under the Incentive Plan which are currently exercisable or will become exercisable within the next 60 days. Also includes with respect to Mr. Rogers 7,005 shares, Mr. Olsen 2,170 shares and for all directors and executive officers as a group 9,782 shares, which were held in the GAF Capital Accumulation Plan as of December 31, 1996. Includes with respect to Mr. Rogers 10,000 shares held jointly with his spouse, with respect to Mr. Olsen 400 shares held by Mr. Olsen as custodian for his child, and with respect to Mr. Manning 7,000 shares held jointly with his spouse.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(3) Includes 4,050 shares held by trusts for the benefit of Mr. Diker's children of which Mr. Diker is trustee; 5,950 shares held by Mr. Diker's spouse, as to which Mr. Diker disclaims beneficial ownership; and 4,000 shares over which Mr. Diker shares investment power, as to which Mr. Diker disclaims beneficial ownership.

(4) The number of shares shown as being beneficially owned by all directors and officers of the Company as a group attributes ownership of ISP Holdings' 80,500,000 shares to Mr. Heyman. As of March 1, 1997, Messrs. Heyman, Eckardt and Olsen beneficially owned 96.5%, .7% and .2%, respectively, of the outstanding capital stock of ISP Holdings. See Note 1 above.

               COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors establishes the compensation policies of the Company, evaluates and determines the specific compensation levels for the Company's executive officers and other employees and administers the Company's compensation plans. The Compensation Committee is composed of three independent, non-employee directors who have no interlocking relationships as defined by the rules promulgated by the Securities and Exchange Commission.

  Philosophy

     The objectives of the Company's executive compensation program are to support the Company's strategic goals, to provide compensation that will attract, retain and motivate highly qualified executives and to align executives' long-term interests with those of the Company's stockholders. The Compensation Committee's philosophy is to compensate the Company's executive officers based primarily on their performance and level of responsibility. Generally, the Company seeks to maintain a competitive position in the executive marketplace with companies identified by the Company, using external surveys, as being of similar size and engaged in similar businesses, by establishing total compensation levels for executive officers competitive with the median total compensation earned by executives with comparable responsibilities in such comparison group. These companies are not necessarily the same as those comprising the peer group index in the performance graph included elsewhere in this proxy statement.

  Executive Compensation

     The principal components of the Company's executive compensation program are base salary, annual incentive compensation and long-term incentive compensation primarily in the form of stock options.

     Executive salary levels generally are adjusted annually based on an evaluation of each executive's performance (such as individual managerial accomplishments and current responsibilities of such executive officer) and the Company's budgetary considerations.

     Annual incentive compensation for executive officers is awarded under the Company's Executive Incentive Compensation Program ('EIC') and is based on both corporate and individual performance. In any year, the aggregate EIC pool, if any, for all awards is based principally on the Company's operating income as a percentage of the Company's budgeted operating income established at the beginning of such year. The EIC pool for any year may vary in size depending upon unusual factors affecting the Company's operating results. Individual award targets for each participant in the EIC (including executive officers) are computed as a percentage of base salary based on such participant's grade level.

Individual EIC awards may vary from the applicable percentage based on corporate performance as described above or an executive officer's individual performance as described below.

     Specific performance-related targets and objectives for an executive officer are established at the beginning of each year. These individual goals relate to specific business, departmental or managerial objectives that support the Company's overall business plan and other specific corporate goals and strategic objectives established for the year. After considering the evaluations and recommendations of the executive officer's supervisor and a senior management committee comprised of the Company's Chief Executive Officer, President or Chief Operating Officer and Senior Vice President, Human Resources, the Compensation Committee determines an executive officer's individual EIC award based on the Company's financial performance, such officer's achievement of these pre-established targets and goals and such officer's contribution to the Company's overall performance. It also exercises discretion in view of the Company's compensation objectives and policies described above to determine total annual compensation. Based upon the foregoing criteria, the Compensation Committee determined that an aggregate of $861,908 in EIC awards should be paid to the Company's executive officers for the year ended December 31, 1996.

     In addition to the EIC awards, from time to time, the Compensation Committee may award Company employees (including executive officers) annual incentive compensation for extraordinary individual performance and contribution to the Company. The Compensation Committee awarded two executive officers an aggregate of $77,963 in recognition of such extraordinary individual performance for the year ended December 31, 1996.

     The Compensation Committee believes that stock ownership by management encourages management to enhance stockholder value. Accordingly, options to purchase shares of Common Stock are an important component of the Company's performance-based compensation philosophy and provide a vehicle by which executive officers can obtain a stake in the Company, thus motivating them to increase the Company's profitability. The Compensation Committee generally has granted options to executive officers under the Incentive Plan on a regular, periodic basis based upon the executive's individual performance, respective grade level and the Company's stock price at the time of grant. The Compensation Committee also may grant from time to time options to executives based on individual merit, taking into account, among other things, an evaluation of the executive's past or potential contribution to the Company, its parents or subsidiaries and recommendations by the Company's management, including the Chief Executive Officer. In December 1996, such special option grants included options granted, subject to stockholder approval of an amendment to the Incentive Plan, under the ISP Future Leadership Program, which was adopted by the Board of Directors in December 1995 as part of the Incentive Plan. During 1996, non-qualified stock options for an aggregate of 415,710 shares of Common Stock were granted to the Company's executive officers, including options for 7,500 shares granted under the ISP Future Leadership Program. See 'Proposed Amendment to Incentive Plan.'


  Compensation of the Chief Executive Officer

     The Compensation Committee reviews and evaluates the Chief Executive Officer's total compensation package annually. Although the Compensation Committee's bases for determining the Chief Executive Officer's compensation are substantially the same as discussed above with respect to the Company's other executive officers, the Compensation Committee relies more heavily on the Company's financial performance, overall financial condition and achievement of annual and strategic corporate objectives in determining the total annual and long-term compensation for Mr. Heyman. Among the criteria used in determining Mr. Heyman's compensation are (i) the Company's financial performance compared to its performance in the prior year, including the Company's operating income, revenues, net income per share and overall financial condition, and (ii) the Company's actual financial performance compared to its annual business plan. In recognition of the Company's performance during 1995 and the extent to which certain financial and operational goals were met, the Compensation Committee increased Mr. Heyman's annual base salary to $572,000, effective as of November 1, 1995.

     Mr. Heyman also is eligible to participate in the EIC to the same extent as other executive officers of the Company. Based on the Compensation Committee's evaluation of both corporate and individual achievement of performance-related goals as described above, Mr. Heyman was entitled to receive an EIC award in excess of $200,000 for 1996. Mr. Heyman elected not to receive his full award and was awarded $200,000. The Compensation Committee also considers Mr. Heyman's total compensation package relative to that of other chief executive officers in the comparison group of companies of similar size and in similar businesses to the Company described above. The Company believes that Mr. Heyman's compensation is below the average of that paid to chief executive officers of such comparable companies.

     In December 1996, Mr. Heyman was granted options to acquire 89,200 shares of Common Stock pursuant to the Incentive Plan based on the same factors as discussed above with respect to the Company's other executive officers.

     Members of the Compensation Committee:

     Charles M. Diker
     Harrison J. Goldin
     Burt Manning

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of ISP and the four other most highly compensated executive officers of ISP who were employed by ISP or its subsidiaries as of December 31, 1996.


                                               ANNUAL COMPENSATION                   LONG-TERM
                                       ------------------------------------        COMPENSATION
                                                                  OTHER        ---------------------
                                                                  ANNUAL       SECURITIES UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY    BONUS(1)     COMPENSATION       OPTIONS/SARS(2)          COMPENSATION
----------------------------   ----    --------   --------     ------------    ---------------------       ------------
Samuel J. Heyman ...........   1996    $572,000   $200,000       $      0       89,200(ISP-O)                $ 14,739(3)
  Chairman of the Board        1995     553,666    200,000              0      150,000(ISP-O)                  10,348(3)
  of Directors and Chief       1994     394,792          0              0            0                         24,165(3)
  Executive Officer

Carl R. Eckardt ............   1996     339,612    164,901              0       49,600(ISP-O)                  17,756(4)
  Executive Vice President,    1995     325,500    300,000              0       41,600(ISP-O)                  10,095(4)
  Corporate Development        1994     312,084    300,000              0       45,240(ISP-O)                  15,540(4)

James P. Rogers ............   1996     263,467    225,000              0       39,210(ISP-O)/                 13,810(5)
  Executive Vice President,                                                     24,095(ISPH-O)(8)
  Finance                      1995     248,333    225,000              0       38,300(ISP-O)                  13,154(5)
                               1994     224,167    200,000              0       15,000(ISP-O)                  18,025(5)

Richard A. Weinberg ........   1996     130,833(6) 125,014 (6)          0(6)    37,410(ISP-O/                   2,960(6)
  Senior Vice President,                                                        31,970(ISPH-O)(6)(8)
  General Counsel and          1995      (6)         (6)          (6)                 (6)                     (6)
  Secretary                    1994      (6)         (6)          (6)                 (6)                     (6)


Richard B. Olsen ...........   1996     192,583     62,136         38,193(7)    21,870(ISP-O)                   3,253(7)
  Senior Vice President and    1995     185,000     52,500              0       18,900(ISP-O)                   2,343(7)
  General Manager,             1994     176,458     50,000              0       20,520(ISP-O)                   1,983(7)
  Mineral Products

------------------
(1) Bonus amounts are payable pursuant to ISP's Executive Incentive Compensation Program.

(2) The ISP options (ISP-O) are for shares of ISP Common Stock and the ISP Holdings options (ISPH-O) are for shares of redeemable convertible preferred stock of ISP Holdings. See 'Options and Stock Appreciation Rights.'

(3) Included in 'All Other Compensation' for Mr. Heyman are $500 in each of 1996, 1995 and 1994, representing the Company's contribution under the GAF Capital Accumulation Plan; $12,989, $8,598 and $22,415 for premiums paid by ISP for a life insurance policy in 1996, 1995 and 1994, respectively; and $1,250 in each of 1996, 1995 and 1994 for premiums paid by ISP for a long-term disability policy.

(4) Included in 'All Other Compensation' for Mr. Eckardt are $16,506, $8,845 and $14,190 for premiums paid by ISP for a life insurance policy in 1996, 1995 and 1994, respectively; and $1,250 in each of 1996, 1995 and 1994 for premiums paid by ISP for a long-term disability policy.

(5) Included in 'All Other Compensation' for Mr. Rogers are $10,750, $10,963 and $10,750, representing the Company's contribution under the GAF Capital

    Accumulation Plan in 1996, 1995 and 1994, respectively; $1,810, $978 and $6,125 for premiums paid by ISP for a life insurance policy in 1996, 1995 and 1994, respectively; and $1,250, $1,213 and $1,150 for premiums paid by ISP for a long-term disability policy in 1996, 1995 and 1994, respectively.

(6) Mr. Weinberg commenced service as Senior Vice President, General Counsel and Secretary of the Company on May 15, 1996. Prior to that time, he was Vice President and General Counsel of BMCA. Excluded are amounts paid to Mr. Weinberg by BMCA. Included in 'All Other Compensation' for Mr. Weinberg are $2,158, representing the Company's contribution under the GAF Capital Accumulation Plan in 1996; $277 for the premium paid by the Company for a life insurance policy in 1996; and $525 paid by the Company for a long-term disability policy in 1996.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(7) Included in 'Other Annual Compensation' for Mr. Olsen are $16,459 in payment of moving related expenses and a 'tax gross-up' of $13,053 in 1996. Included in 'All Other Compensation' for Mr. Olsen are $250 in each of 1996, 1995 and 1994, representing the Company's contribution under the GAF Capital Accumulation Plan; $2,084, $1,218 and $1,009 for premiums paid by ISP for a life insurance policy in 1996, 1995 and 1994, respectively; and $919, $875 and $724 for premiums paid by ISP for a long-term disability policy in 1996, 1995 and 1994, respectively.

(8) Excluded are the stock appreciation rights relating to shares of GAF common stock referred to in Note (3) to the first table under 'Options and Stock Appreciation Rights.'

OPTIONS AND STOCK APPRECIATION RIGHTS

     The following tables summarize grants of options to acquire Common Stock, options (the 'ISP Holdings Preferred Stock Options') to acquire ISP Holdings' redeemable convertible preferred stock, and stock appreciation rights ('ISP Holdings SARs') relating to ISP Holdings common stock granted during 1996 to the executive officers named in the Summary Compensation Table above, the potential realizable value of such options and ISP Holdings SARs and the value of the unexercised ISP options, ISP Holdings Preferred Stock Options and ISP Holdings SARs held by such persons at December 31, 1996. No options or ISP Holdings SARs were exercised by such persons in 1996.

                          ISP COMMON STOCK OPTION AND
             ISP HOLDINGS PREFERRED STOCK OPTION GRANTS IN 1996(3)



                                                                                                        POTENTIAL REALIZABLE

                                                                                                          VALUE AT ASSUMED
                              NUMBER OF         % OF TOTAL                                                 ANNUAL RATES OF
                             SECURITIES          OPTIONS       EXERCISE/      MARKET                       STOCK PRICE/BOOK
                             UNDERLYING         GRANTED TO       BASE        PRICE ON                            VALUE
                               OPTIONS         EMPLOYEES IN      PRICE       DATE OF      EXPIRATION       APPRECIATION FOR
NAME                           GRANTED         FISCAL 1996     ($/SHARE)     GRANT          DATE              OPTION TERM
-----------------------   -----------------    ------------    ---------   ----------    ----------    -----------------------
                                                                                                           5%          10%
                                                                                                        --------    ----------
Samuel J. Heyman.......   89,200(ISP-O)(1)          4.2%        $11.875      $ 11.875      12/9/05      $583,994    $1,438,406
Carl R. Eckardt........   49,600(ISP-O)(1)          2.4%         11.875        11.875      12/9/05       324,732       799,831
James P. Rogers........   31,710(ISP-O)(1)          1.5%         11.875        11.875      12/9/05       207,606       511,344
                           7,500(ISP-O)(1)          0.4%          7.250        12.250      12/31/02       88,153       162,261
                          24,095(ISPH-O)(2)        17.3%         (2)           (2)           (2)          48,491     1,667,715
Richard A. Weinberg....   14,000(ISP-O)(1)          0.7%         11.750        11.750      5/13/05        90,693       223,382
                          23,410(ISP-O)(1)          1.1%         11.875        11.875      12/9/05       153,266       377,501
                           7,875(ISPH-O)(2)         5.7%         (2)           (2)           (2)          15,849       545,062
                          24,095(ISPH-O)(2)        17.3%         (2)           (2)           (2)          48,491     1,667,715
Richard B. Olsen.......   21,870(ISP-O)(1)          1.0%         11.875        11.875      12/9/05       143,183       352,668

------------------
(1) The ISP stock options (ISP-O) represent options to purchase shares of ISP Common Stock and were granted under the Incentive Plan. Each option vests three years after the date of grant, and, to the extent vested, is exercisable for nine years from the date of grant, except for (i) the options granted to Mr. Rogers for 7,500 shares which will fully vest 2 1/2 years after the date of grant, and, to the extent vested, are exercisable for six years from the date of grant and (ii) the options granted to Mr. Weinberg for 14,000 shares which will vest over a five year period at the rate of 20% per year on each anniversary of the date of grant. The options granted to Mr. Rogers for 7,500 shares of ISP Common Stock had a value of $37,500 at the date of grant.

   The Compensation Committee may, on a case by case basis, accelerate the vesting of unvested options in the event of a 'Change in Control' (as defined).

(2) The ISP Holdings Preferred Stock Options (ISPH-O) represent options to purchase shares of redeemable convertible preferred stock of ISP Holdings ('Holdings Preferred Stock'). Each share of Holdings Preferred Stock is convertible, at the holder's option, into shares of ISP Holdings common stock at a formula price based on the sum of the determined initial Book Value (as defined in the option agreements) plus interest on such Book Value at a specified rate. The ISP Holdings Preferred Stock Options are exercisable at a price of

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


    $111.44 per share, which was the fair market value per share of Holdings Preferred Stock at the date of grant, and vest over seven years, subject to earlier vesting under certain circumstances including in connection with a change of control. Dividends will accrue on Holdings Preferred Stock from the date of issuance at the rate of 6% per annum. Holdings Preferred Stock is redeemable, at ISP Holdings' option, for a redemption price equal to the exercise price per share plus accrued and unpaid dividends. The ISP Holdings common stock issuable upon conversion of Holdings Preferred Stock is subject to repurchase by ISP Holdings under certain circumstances at a price equal to current Book Value (as defined). The ISP Holdings Preferred Stock Options have no expiration date. The potential realizable values are calculated on the basis of a ten-year period from the date of grant. On January 1, 1997, in connection with the Separation Transactions (as hereinafter defined), holders of options to purchase redeemable convertible preferred stock of GAF were issued ISP Holdings Preferred Stock Options, and the GAF options were exchanged for GAF stock appreciation rights ('SARs'). See Note (3) below. The grant date of each ISP Holdings Preferred Stock Option and each GAF SAR is deemed to be the grant date of such GAF options for vesting and other purposes.

(3) Excluded are GAF SARs relating to 8,609 shares and 12,320 shares of GAF common stock issued to Messrs. Rogers and Weinberg, respectively, on January 1, 1997 in connection with the Separation Transactions in respect of options to purchase shares of redeemable convertible preferred stock of GAF, which have potential realizable values of $194,363 and $257,890, respectively, at a 5% assumed annual rate of Book Value appreciation and $242,904 and $322,297, respectively, at a 10% assumed annual rate of Book Value appreciation. Such potential realizable values are calculated on the basis of a ten-year period from the date of grant. The GAF SARs are on substantially the same terms as the ISP Holdings SARs described in Note (2) to the following table.

  VALUE OF ISP COMMON STOCK OPTIONS/ISP HOLDINGS PREFERRED STOCK OPTIONS/ISP
          HOLDINGS STOCK APPRECIATION RIGHTS AT DECEMBER 31, 1996(3)

                                                                          NUMBER OF
                                                                         SECURITIES
                                                                         UNDERLYING              VALUE OF
                                                                         UNEXERCISED            UNEXERCISED
                                                                    ISP OPTIONS (ISP-O)/       IN-THE-MONEY
                                                                        ISP HOLDINGS          ISP OPTIONS/ISP
                                                                      OPTIONS (ISPH-O)/      HOLDINGS OPTIONS/
                                                                    ISP HOLDINGS SARS(S)     ISP HOLDINGS SARS
                                                                         AT 12/31/96          AT 12/31/96(1)
                                                                    ---------------------    -----------------
                                                                        EXERCISABLE/           EXERCISABLE/
NAME                                                                    UNEXERCISABLE          UNEXERCISABLE
-----------------------------------------------------------------   ---------------------    -----------------
Samuel J. Heyman.................................................   30,000/209,200(ISP-O)    $157,500/$663,450
Carl R. Eckardt..................................................   66,416/120,024(ISP-O)    $154,688/$294,782

James P. Rogers..................................................    44,160/93,350(ISP-O)     $96,330/$278,149
                                                                        5,591/3,728(S)(2)    $413,398/$275,598
                                                                         0/24,095(ISPH-O)           (1)
Richard A. Weinberg..............................................         0/37,410(ISP-O)           $0/$15,779
                                                                         0/31,970(ISPH-O)       $0/$165,018(1)
Richard B. Olsen.................................................    14,287/50,835(ISP-O)     $71,492/$139,158

------------------
(1) All ISP options and ISP Holdings SARs were in-the-money as of December 31, 1996. ISP Holdings Preferred Stock Options for 24,095 shares were not in-the-money for each of Messrs. Rogers and Weinberg as of December 31, 1996.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(2) The ISP Holdings SARs represent the right to receive a cash payment based upon the appreciation in value of the specified number of shares of ISP Holdings common stock over the sum of the determined initial Book Value (as defined) per share of ISP Holdings common stock, plus interest on such Book Value at a specified rate. The ISP Holdings SARs vest over a five-year period, subject to earlier vesting under certain circumstances including in connection with a change of control, and have no expiration date. The ISP Holdings SARs were issued to holders of GAF SARs on January 1, 1997 in connection with the Separation Transactions. The grant date of each ISP Holdings SAR is deemed to be the grant date of such GAF SARs for vesting and other purposes.
(3) Excluded are GAF SARs as follows: Mr. Rogers--5,591 exercisable, none of which were in-the-money as of December 31, 1996, and 12,337 unexercisable GAF SARs, 8,609 of which unexercisable GAF SARs were in-the-money and had a value of $9,648 as of December 31, 1996; and Mr. Weinberg--12,320 unexercisable GAF SARs, 8,609 of which were in-the-money and had a value of $9,648 as of December 31, 1996. See Note (2) to the immediately preceding table.

PENSION PLANS

     Non-Qualified Retirement Plan. The Company has a non-qualified retirement plan for the benefit of certain key employees (the 'Retirement Plan'). The benefit payable under the Retirement Plan, which vests in accordance with a 10-year schedule, consists of an annual payment commencing at age 65 equal to 25% of a covered employee's last full year's base salary. The benefit continues for the longer of 15 years or the joint lifetimes of the employee or his or her spouse. If a covered employee dies while employed by the Company or a subsidiary, a death benefit of 36% of the employee's base salary at the date of death is payable for a term of 15 years to the employee's beneficiary.

     No new participants have been admitted to the Retirement Plan since January

1989 and it is not anticipated that any new participants will be admitted hereafter. Of the executive officers named in the Summary Compensation Table, Messrs. Heyman, Eckardt and Olsen participate in the Retirement Plan.

     The following table shows, for the salary levels and years of service indicated, the annual pension benefit, payable commencing at age 65 to participants in the Retirement Plan.

                         NON-QUALIFIED RETIREMENT PLAN
                           ANNUAL PAYMENTS AT AGE 65

                                                               YEARS OF SERVICE
                                -------------------------------------------------------------------------------
SALARY                             5          10          15          20          25          30          35
-----------------------------   -------    --------    --------    --------    --------    --------    --------
$150,000.....................   $18,750    $ 37,500    $ 37,500    $ 37,500    $ 37,500    $ 37,500    $ 37,500
 200,000.....................    25,000      50,000      50,000      50,000      50,000      50,000      50,000
 250,000.....................    31,250      62,500      62,500      62,500      62,500      62,500      62,500
 300,000.....................    37,500      75,000      75,000      75,000      75,000      75,000      75,000
 350,000.....................    43,750      87,500      87,500      87,500      87,500      87,500      87,500
 400,000.....................    50,000     100,000     100,000     100,000     100,000     100,000     100,000
 450,000.....................    56,250     112,500     112,500     112,500     112,500     112,500     112,500
 500,000.....................    62,500     125,000     125,000     125,000     125,000     125,000     125,000
 550,000.....................    68,750     137,500     137,500     137,500     137,500     137,500     137,500
 600,000.....................    75,000     150,000     150,000     150,000     150,000     150,000     150,000
 650,000.....................    81,250     162,500     162,500     162,500     162,500     162,500     162,500
 700,000.....................    87,500     175,000     175,000     175,000     175,000     175,000     175,000

     The years of service covered by the Retirement Plan are eleven years for each of Messrs. Heyman, Eckardt and Olsen. Current salaries covered by the Retirement Plan are the amounts set forth under the 'salary' column of the Summary Compensation Table for Messrs. Heyman, Eckardt and Olsen. The annual pension benefit is not subject to reduction for Social Security and other benefits and is computed on a straight-life annuity basis.

     Additional Arrangements. ISP has agreed to provide Mr. Eckardt, at age 67, a $200,000 annuity comprising two pieces: (i) the benefits payable under the Retirement Plan described above, and (ii) a supplemental retirement benefit representing the difference between $200,000 per year and the benefit payable under the Retirement Plan. The supplemental retirement benefit vests at the rate of 20% per year over a five year period beginning March 19, 1994. In the event Mr. Eckardt should die without a surviving spouse, no supplemental retirement benefit will be payable. In the event Mr. Eckardt should die prior to the termination of his employment, leaving a surviving spouse, his spouse will be entitled to receive for her life an annual payment of the portion of the supplemental retirement benefit in which he was vested on the date of his death. If Mr. Eckardt's employment is terminated involuntarily other than for cause (as defined), or in the event Mr. Eckardt becomes totally and permanently disabled, he will be entitled to receive payment of the portion of the supplemental retirement benefit in which he is vested on the date of termination or the onset of such disability. If Mr. Eckardt's employment is terminated for cause, the Company in its sole discretion may declare all or any portion (whether vested or unvested) of the supplemental retirement benefits forfeited.

OTHER AGREEMENTS

     In connection with his becoming President and Chief Operating Officer of ISP in November 1996, Dr. Heinze and the Company entered into a letter agreement that provides, among other things, that Dr. Heinze will receive an initial base salary of $375,000 per year, certain stock options and other benefits. In accordance with the letter agreement, on December 9, 1996, Dr. Heinze was granted under the Incentive Plan 125,000 non-qualified stock options to purchase Common Stock at an exercise price of $11.25 per share, which options vest in full on December 9, 1999 and expire nine years from the date of grant, and 31,250 non-qualified stock options to purchase Common Stock at an exercise price of $6.25 per share, which options vest in full on June 9, 1999 and expire six years from the date of grant, in each case subject to earlier vesting in the event of a 'Change of Control' (as defined in the Incentive Plan). He is also eligible to participate in the Company's EIC program and the Incentive Plan. The letter agreement also provides that if Dr. Heinze's employment is terminated by ISP other than for cause, ISP will continue to pay Dr. Heinze his then base salary for a severance period of up to 18 months depending upon when such termination occurs. In addition, in the event of a Change of Control of ISP and either (i) the termination of Dr. Heinze's employment by ISP (or its successor) other than for cause within twelve months after such Change in Control or (ii) the termination of employment by Dr. Heinze under certain circumstances, Dr. Heinze will continue to receive his base salary in lieu of any other severance for 24 months following such termination.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange.

     To the Company's knowledge, based on information furnished to the Company, ISP Holdings, the parent of the Company and, accordingly, a beneficial owner of more than 10% of the Common Stock, inadvertently filed on an untimely basis an initial report of ownership on Form 3 which was required to be filed in connection with ISP Holdings' formation.

PERFORMANCE GRAPH


     The following graph compares the cumulative total return on ISP Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's Specialty Chemicals Index for the period January 1, 1992 through the end of 1996. The graph assumes $100 invested in ISP's Common Stock and in each index on December 31, 1991 and that all dividends were reinvested.


                            STOCK PRICE PERFORMANCE
                        TOTAL RETURN ON $100 INVESTMENT

                              [PERFORMANCE GRAPH]

                        1991      1992      1993     1994      1995     1996
                        ----      ----      ----     ----      ----     ----
S&P 500                  100       108       118      120       165      203
S&P SPEC CHEM            100       106       121      105       139      142
ISP                      100        62        44       46        71       80

NOTES:
ASSUMES $100 INVESTED ON DECEMBER 31, 1991
TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
S&P 500 AND S&P SPECIALTY CHEMICAL INDEX TOTAL RETURNS BASED ON WEIGHTED MARKET CAPITALIZATION

                              CERTAIN TRANSACTIONS

     ISP Holdings was a wholly-owned subsidiary of GAF until January 1, 1997, when all of its capital stock was distributed to the stockholders of GAF in a series of transactions involving GAF's subsidiaries (the 'Separation Transactions'). As a result, ISP Holdings and the Company are no longer direct or indirect subsidiaries of GAF or its subsidiary, G-I Holdings.

MANAGEMENT AGREEMENT

     Pursuant to a Management Agreement (the 'Management Agreement'), which expires at the end of 1997, the Company provides certain general management, administrative and facilities services to ISP Holdings and to certain affiliates of GAF, including BMCA, USI, G-I Holdings and GAF Fiberglass Corporation. Charges by the Company for providing such services aggregated $4.9 million in 1996. In addition to the management services charge, BMCA paid approximately $800,000 to ISP in 1996, primarily for telecommunications and information services, and ISP Holdings, G-I Holdings and BMCA paid approximately $500,000 to ISP in 1996 for legal services, which in each case were not contemplated by the Management Agreement. In connection with the Separation Transactions, the Management Agreement was modified to incorporate such services and, in that connection, the total charges for management fees were increased to an annual rate of $5.5 million, effective January 1, 1997. Although, due to the unique nature of the services provided under the Management Agreement, comparisons with third party arrangements are difficult, the Company believes that the terms of the Management Agreement, taken as a whole, are no less favorable to the Company than could be obtained from an unaffiliated third party. Certain of the executive officers of the Company perform services for affiliates of the Company pursuant to the Management Agreement, and the Company is indirectly reimbursed therefor by virtue of the management fee.

TAX SHARING AGREEMENT

     Effective January 1, 1997, the Company and each of its domestic subsidiaries entered into an agreement (the 'Tax Sharing Agreement') with respect to the payment of Federal income taxes and certain related matters. During the term of the Tax Sharing Agreement, which extends as long as the Company or any of its domestic subsidiaries, as the case may be, are included in a consolidated Federal income tax return filed by ISP Holdings, or a successor entity, the Company is obligated to pay to ISP Holdings an amount equal to those Federal income taxes the Company would have incurred if, subject to certain exceptions, the Company (on behalf of itself and its domestic subsidiaries) filed its own consolidated Federal income tax return. These exceptions include, among others, that the Company may utilize certain favorable tax attributes, i.e., losses, deductions and credits (except for a certain amount of foreign tax credits and, in general, net operating losses), only at the time such attributes reduce the Federal income tax liability of ISP Holdings and its consolidated subsidiaries (the 'ISP Holdings Group'); and that the Company may carry back or carry forward its favorable tax attributes only after taking into account current tax attributes of the ISP Holdings Group. In general, subject to the foregoing limitations, unused tax attributes carry forward for use in reducing amounts payable by the Company to ISP Holdings in future years. Subject to certain exceptions, actual payment for such attributes will be made by ISP Holdings to the Company only when ISP Holdings receives an actual refund of tax from the Internal Revenue Service or, under certain circumstances, the earlier of (i) the dates of the filing of Federal income tax returns of the Company for taxable years of the Company following the last taxable year in which it was a member of the ISP Holdings Group, or (ii) when ISP Holdings no longer owns more than 50% of the Company. Foreign tax credits not utilized by the Company in computing its tax sharing payments will be refunded by ISP Holdings to the Company, if such credits expire unutilized, upon the termination of the statute of limitations for the year of expiration.

     The Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the Tax Sharing Agreement, ISP Holdings makes all decisions with respect to all matters relating to taxes of the ISP Holdings Group. The provisions of the Tax Sharing Agreement take into account both the Federal income taxes ISP would have incurred if it filed its own separate Federal income tax return and the fact that ISP is a member of the ISP Holdings Group for Federal income tax purposes.

     ISP was a party to tax sharing agreements with members of the GAF consolidated tax group (the 'GAF Group') prior to the Separation Transactions. As a result of the Separation Transactions, ISP is no longer included in the consolidated Federal income tax returns of GAF, and therefore, such tax sharing agreements are no longer applicable with respect to the future tax liabilities of ISP. ISP remains obligated, however, with respect to tax liabilities imposed or that may be imposed for periods prior to the Separation Transactions. Among other things, those tax sharing agreements provide for the sharing of the GAF Group's consolidated tax liability based on each member's share of the tax as if such member filed on a separate basis. Accordingly, a payment of tax would be made to GAF equal to ISP's allocable share of the GAF Group's consolidated tax liability. Alternatively, ISP would be entitled to refunds if losses or other attributes reduce the GAF Group's consolidated tax liability. Moreover, foreign tax credits generated by ISP not utilized by GAF will be refunded by GAF or its subsidiary to ISP, if such credits expire unutilized upon termination of the statute of limitations for the year of expiration. Furthermore, those tax sharing agreements provide for an indemnification to ISP for any tax liability attributable to another member of the GAF Group.

SALES TO AFFILIATES

     BMCA purchases from the Company all of its colored roofing granule requirements (except for the requirements of BMCA's California roofing plant) under a requirements contract which was renewed for 1997 and is subject to annual renewal unless terminated by ISP or BMCA. In addition, in December 1995, USI commenced purchasing from the Company substantially all of its requirements for colored roofing granules (except for the requirements of USI's Stockton, California and Corvallis, Oregon plants) pursuant to a requirements contract which expires December 31, 1997. In 1996, BMCA and USI purchased a total of $50.5 million of mineral products from the Company, representing approximately 7% of the Company's total net sales and approximately 59% of the Company's net sales of mineral products. The Company's supply arrangements with BMCA and USI are at prices and on terms which the Company believes are no less favorable to it than could be obtained from an unaffiliated third party.

AFFILIATE BORROWINGS

     Under the terms of its revolving credit facility, the Company and its subsidiaries are permitted to make loans to affiliates, and provide letters of credit issued for the benefit of such affiliates, up to an aggregate amount of $75 million outstanding at any time. The largest amount of such loans and letters of credit outstanding at any time during 1996 was $57.2 million. Such loans and letters of credit were on terms which the Company believes were no less favorable to the Company than could have been obtained from unaffiliated third parties. As of March 25, 1997, no loans and no letters of credit for the benefit of affiliates were outstanding.

     During 1996, the Company and its subsidiaries also borrowed from G-I Holdings and its subsidiaries and from ISP Holdings from time to time at the same rates available to the Company under its revolving credit facility, which the Company believes were on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The largest amount of such loans from G-I Holdings outstanding at any time during 1996 was $152.6 million. Such borrowings outstanding from G-I Holdings were repaid in 1996, and, as a result of the Separation Transactions, loans between the Company and G-I Holdings are prohibited by ISP Holdings' debt instruments. The largest amount of such loans from ISP Holdings outstanding at any time during 1996 was $73.2 million, and as of March 25, 1997 such borrowings outstanding were $50.1 million.

CERTAIN OTHER TRANSACTIONS

     For a discussion of certain arrangements with executive officers of the Company, see 'Compensation of Executive Officers of the Company--Other Agreements' and--'Pension Plans--Additional Arrangements.'

     The Company invests primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions, including, at times, common stock short positions which are offsets against long positions in securities which are expected, under certain circumstances, to be exchanged or converted into the short positions. The latter category of investments is administered, at no cost or charge to the Company, by certain investment partnerships controlled by Mr. Heyman and his family, and, when purchased or sold on the same day as investments purchased or sold by members of the GAF group of companies, other members of the ISP Holdings group and certain Heyman family enterprises, are effected at the same price as the investments of such other entities.

                           PROPOSED AMENDMENT TO THE
                                 INCENTIVE PLAN

     TO CONSIDER AND APPROVE AN AMENDMENT TO THE INCENTIVE PLAN TO INCREASE BY 2,000,000 THE NUMBER OF SHARES OF COMMON STOCK FOR WHICH STOCK OPTIONS MAY BE GRANTED THEREUNDER AND TO INCREASE BY 50,000 THE LIMIT ON THE NUMBER OF SHARES FOR WHICH STOCK OPTIONS MAY BE GRANTED TO ANY ELIGIBLE PERSON DURING ANY CALENDAR YEAR.

INTRODUCTION

     The Board of Directors views stock options as an important component of its long-term compensation philosophy, giving employees incentives based upon the appreciation in value of the Company's Common Stock. Stock options issued under the Incentive Plan serve the interests of the Company and its stockholders by aligning compensation with stockholder objectives and by encouraging and rewarding performance. In furtherance of these objectives, in December 1995, the Board of Directors approved the ISP Future Leadership Program (the 'Future Leadership Program'), which was designed to recognize the contributions of certain key highly-promotable employees who are in a position to have a direct and significant impact on the Company's long-term objectives by providing them with an opportunity to have a greater stake in the Company's success through the ownership of Common Stock. All employees who are eligible to participate in the Incentive Plan and have been employed by ISP or its subsidiaries for at least one year are eligible to be considered for participation in the Future Leadership Program.

     The Incentive Plan provides that the maximum number of shares of Common Stock for which options may be granted is 5,000,000. As of March 1, 1997,

options for 4,840,264 shares were outstanding under the Incentive Plan. In light of the diminishing number of options that may be granted under the Incentive Plan, the Company's Board of Directors unanimously approved an amendment to the Incentive Plan, subject to stockholder approval, to increase by 2,000,000 the maximum number of shares of Common Stock for which options may be granted under the Incentive Plan to an aggregate of 7,000,000 shares. The Board of Directors also unanimously approved amending the Incentive Plan, subject to stockholder approval, to increase by 50,000 the limit on the number of shares of Common Stock for which options may be granted to any eligible person during any calendar year to 200,000 shares. The amendment also permits the Company greater flexibility in attracting and retaining highly qualified executives. The closing price of the Common Stock on the New York Stock Exchange on March 27, 1997 was $12.75. Certain options granted in December 1996 under the Incentive Plan are subject to stockholder approval of the proposed amendment. The following table sets forth the options granted to the persons and groups referred to below under the Incentive Plan in 1996 which are subject to stockholder approval of the proposed amendment to the Incentive Plan:

                                                                                   NUMBER OF SECURITIES
NAME                                                                               UNDERLYING OPTIONS(1)
--------------------------------------------------------------------------------   ---------------------
Samuel J. Heyman................................................................           89,200
James P. Rogers.................................................................            7,500
Peter R. Heinze.................................................................          156,250
Current Executive Officers as a group...........................................          252,950
Non-Employee Directors..........................................................                0
All Employees as a Group (excluding executive officers).........................          174,895

------------------
(1) The dollar value of these options is not readily ascertainable. See 'Compensation of Executive Officers of the Company--Options and Stock Appreciation Rights' for potential realizable value at certain assumed rates of return.

     If the proposed amendment is approved, the options described above will become effective, and key employees, including the executive officers named in the Summary Compensation Table, will be eligible to receive, at the discretion of the Compensation Committee, future grants of options as the Compensation Committee in its discretion may determine, whether such options are granted under the Future Leadership Program or otherwise.

     Mr. Heyman, the Chairman of the Board and Chief Executive Officer of ISP, directly or indirectly through his beneficial ownership of approximately 96% of the outstanding capital stock of ISP Holdings, controls approximately 84% of the voting power of the Common Stock. See 'Security Ownership of Certain Beneficial

Owners and Management.' Mr. Heyman has indicated to ISP that he intends to vote, and to cause ISP Holdings to vote, for the approval of the proposed amendment. Accordingly, the approval of the proposed amendment to the Incentive Plan is assured.

PLAN SUMMARY

     The Incentive Plan provides for (a) the granting of options to purchase shares of Common Stock to key employees of ISP, its subsidiaries and parents and to non-employee directors of ISP and (b) the sale of Common Stock to key employees of ISP, its subsidiaries and parents. The Incentive Plan was adopted by the Board of Directors and approved by the sole stockholder of ISP on June 28, 1991, before the initial public offering of the Common Stock. Under the Incentive Plan, options may be granted from time to time until June 28, 2000.

     Approximately 1,900 persons are eligible to participate in the Incentive Plan. The Incentive Plan is designed to encourage stock ownership by key employees and directors. Its objectives are to provide an increased incentive for employees and directors, to promote the well-being of the Company and to facilitate the efforts of the Company to secure and retain employees and directors of outstanding ability.

  Employees and Directors Who May Participate

     Key employees of ISP, its subsidiaries or parents and non-employee directors of ISP are eligible to receive options under the Incentive Plan. The selection of eligible employees to receive options is made by the Compensation Committee. The Compensation Committee is advised by the Company's management, including the Company's Chief Executive Officer, as to whom options should be granted. Awards of options generally are based upon the Compensation Committee's evaluation of an employee's past or potential contribution to ISP, its subsidiaries or parents, such employee's respective grade level and the Company's stock price at the time of grant, as well as the recommendations of the Company's management.

  Grant of Options and Awards

     The Compensation Committee determines the number of shares to be granted to an employee (including directors who are also employees), the date of the option grant, whether the option is intended to be an incentive stock option or a non-qualified option, and other terms governing the options. There is no stated maximum or minimum number of options or shares which may be issued under the Incentive Plan to any one eligible person or group of persons, except that currently the number of shares as to which options may be granted to any eligible person during any calendar year is limited to 150,000 shares. If the proposed amendment to the Incentive Plan is approved, the number of shares as to which options may be granted to any eligible person during any calendar year will be limited to 200,000 shares.

     The Incentive Plan also provides for an automatic grant to each non-employee director of 5,000 non-qualified stock options upon the commencement of service as a director and an automatic annual grant of 2,500 non-qualified stock options on each anniversary of the initial grant during the period the person serves as a director.


     Currently, the maximum number of shares for which options may be granted under the Incentive Plan is 5,000,000. If the proposed amendment to the Incentive Plan is approved, the maximum number of shares for which options may be granted under the Incentive Plan will be 7,000,000.

     The Incentive Plan also authorizes the sale of up to 1,000,000 shares subject to prescribed restrictions as to disposition or without such restrictions.

  Exercise of Options, Exercise Price and Duration

     The exercise price of non-qualified options granted under the Incentive Plan is determined by the Compensation Committee in its discretion at the time of grant, provided that the exercise price must be at least equal to 50% of the fair market value of the underlying shares on the date of grant. The exercise price of incentive stock options must be at least equal to the fair market value of the underlying shares on the date of grant; provided that if an incentive stock option is granted to a participant (an 'Over-Ten-Percent Shareholder') who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock on the date of grant, the exercise price of the option must be at least equal to 110% of the fair market value on the date of the grant. The exercise price may be paid either in cash or, subject to certain limitations, by surrender of shares of the Company's Common Stock owned by the optionee and valued at their then fair market value, or a combination thereof.

     The term of each option granted to an employee and the vesting period thereof is determined by the Compensation Committee in its discretion, except that incentive stock options granted to an Over-Ten-Percent Shareholder may not be exercised more than five years after the date of grant. There is no maximum number of options that may be exercised in any one year.

     The term of each option granted to non-employee directors is nine years. Initial grants vest as to one-third of the shares subject thereto on each of the first through third anniversaries of the date of grant. Subsequent grants become exercisable in full on the first anniversary of the date of grant.

     The Compensation Committee may, in its discretion, accelerate the vesting of options upon a 'Change in Control' (as defined).

  Termination of Employment, Transferability

     On termination of employment for any reason except death or disability, an optionee may, at any time before the earlier to occur of the expiration of 90 days after the date of termination or the expiration date of an option, exercise any option or portion thereof which was vested on the date of termination. If an optionee's employment or service as a non-employee director is terminated as a result of his death or disability, the optionee or the persons to whom the option is transferred by will or the laws of descent and distribution may, at any time within one year after the date of death or disability but not later than the expiration date of the option, exercise the option to the extent the optionee was entitled to do so on the date of death or disability. Subject to the foregoing, non-employee directors have the right to exercise vested options not later than the earlier to occur of the expiration date of the option or the expiration of 60 days following the date service as a director ceases.

     The Incentive Plan permits option agreements to contain limited stock appreciation rights ('Limited Rights'). Under the Limited Rights, should a tender or exchange offer for the Company's Common Stock be made by a bidder other than the Company, the optionee would be entitled to surrender any option or portion thereof (regardless of the extent to which the option was then exercisable) and to receive cash or the Company's Common Stock (or a combination thereof), as determined by the Compensation Committee, equal to the difference between the aggregate fair market value of the shares subject to options on the date of surrender (as determined in accordance with the Limited Rights) and the aggregate exercise price.

     Nothing in the Incentive Plan or any option agreement executed in accordance therewith confers on any employee any right to continue in the employ of the Company (or any of its parents or subsidiaries) or affects the right of the Company (or any parent or subsidiary) to terminate such employee's employment at any time.

INCOME TAX CONSEQUENCES

     Employees. There are no Federal income tax consequences to either the employee or the Company on the grant of a non-qualified stock option. On the exercise of a non-qualified option, the employee has taxable ordinary income equal to the difference between the option price of the shares and the fair market value of the shares on the exercise date. Except as described below with respect to non-qualified stock options granted with an exercise price less than the fair market value of the underlying shares on the date of grant, the Company will be entitled to a tax deduction in an amount equal to the employee's taxable ordinary income. Income recognized by the employee upon exercise of a non-qualified stock option (other than an option granted at an exercise price below the fair market value of the underlying shares on the date of grant) will not be subject to the $1 million limit on deductible compensation imposed by
Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'), and will therefore be deductible by the Company. Income recognized by the employee upon exercise of a non-qualified stock option granted with an exercise price less than the fair market value of the underlying shares subject to such option on the date of grant will be subject to the $1 million limit on deductible compensation as provided for in Section 162(m) of the Code. Upon disposition of the stock by the employee, he will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and his basis for the stock, which basis will include the amount previously recognized by him as ordinary income. His holding period for capital gains purposes will commence on the day the optionee acquires the shares pursuant to the option.

     The Federal income tax treatment of incentive stock options under the Incentive Plan is generally more favorable to employees than the treatment accorded non-qualified options. Under current law, an employee will not realize taxable income by reason of either the grant or the exercise of an incentive stock option. However, the employee may be subject to alternative minimum tax upon exercise of the incentive stock option. The amount subject to alternative minimum tax is the lesser of the value of the stock upon exercise or the amount realized upon disposition of the stock within the same taxable year in which the option was exercised over the exercise price. Further, the employee is subject to the alternative minimum tax only to the extent his rights to the stock are fully transferrable or are not subject to a substantial risk of forfeiture. If an employee exercises an incentive stock option and does not dispose of the shares prior to the expiration of certain holding periods, as described in
Section 422(a)(1) of the Code, the entire gain, if any, realized upon disposition will be taxable to the employee as long-term capital gain, and the Company will not be entitled to any deduction. If an employee disposes of shares prior to the expiration of the holding periods described above, the employee will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date the option is exercised over the option price and the Company will be entitled to a deduction in the same amount. Any additional appreciation will be treated as a capital gain (long-term or short-term depending on how long the employee held the shares prior to disposition).

     Non-Employee Directors. A non-employee director will not be considered as receiving any income subject to tax at the time a non-qualified stock option is granted. The Company will not be allowed a tax deduction in respect to any of these grants. A non-employee director will, unless he elects otherwise, recognize income after he exercises a non-qualified stock option when the restrictions under Section 16(b) of the Securities Exchange Act of 1934 lapse, and the income recognized will be the excess of the Common Stock's fair market value at such time over the option price. Such non-employee director may elect to realize ordinary income upon the exercise of a non-qualified stock option, in the amount equal to the excess of fair market value of the Common Stock at the date of exercise over the option price. The Company will be entitled to deduct as compensation the amount realized by the optionee as ordinary income in the same year as that amount is taxable to the optionee if the Company has withheld tax on that portion that is ordinary income. If the Common Stock acquired upon exercise of the non-qualified stock option is later sold or exchanged, the difference between the sale price and the optionee's tax basis for such stock (generally the fair market value of the Common Stock on the date the optionee recognizes income from the exercise of the non-qualified stock option) will be taxable as a long-term or short-term capital gain or loss depending upon the period the Common Stock was held. The holding period of Common Stock acquired on exercise of a non-qualified stock option will begin on the day upon which income is recognized as described above.

     Adoption of the proposed amendment to the Incentive Plan will have no effect on the income tax consequences to the Company or optionees under the Incentive Plan.


     The foregoing Federal income tax information is a summary only, and does not purport to be a complete statement of the relevant provisions of the Code.

     The Board of Directors recommends a vote FOR the proposed amendment to the Incentive Plan.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     No accounting firm has been selected to date to audit the accounts of the Company for 1997. No such selection shall be made without the recommendation and approval of ISP's Audit Committee.

     Arthur Andersen LLP performed the audit of the Company's accounts in 1996. A representative of Arthur Andersen is expected to be present at the meeting to answer appropriate questions and will have an opportunity to make a statement.

                         1998 STOCKHOLDERS' PROPOSALS

     Proposals of security holders intended for possible action at the 1998 Annual Meeting of the Company must be received by the Company at its principal executive offices prior to December 12, 1997. All proposals received will be subject to the applicable rules of the Securities and Exchange Commission.

                                OTHER MATTERS

     The cost of the solicitation will be borne by ISP. In addition to use of the mails, proxies may be solicited by telephone, telegraph or personal interview by employees of ISP without additional compensation.

     ISP will reimburse brokerage firms, banks, trustees, nominees and other persons authorized by ISP for their out-of-pocket expenses in forwarding proxy material to the beneficial owners of ISP Common Stock.

     Management does not know of any other matters that will be presented at the meeting other than matters incident to the conduct thereof. However, if any matters properly come before the meeting or any adjournments, it is intended that the holders of the proxies named in the accompanying proxy card will vote thereon in their discretion.

     For a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 as filed with the Securities and Exchange Commission, please contact: Stockholder Relations Department, International Specialty Products, 1361 Alps Road, Wayne, New Jersey 07470.

                                         By Order of the Board of Directors

                                         /s/ Richard A. Weinberg

                                            RICHARD A. WEINBERG
                                                 Secretary


Wayne, New Jersey
April 2, 1997

                    INTERNATIONAL SPECIALTY PRODUCTS INC.
            Proxy for the Annual Meeting to be held at 10:00 a.m.,
                 New York City time, on Thursday, May 1, 1997
          Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor,
                              New York, New York


     The undersigned hereby appoints James P. Rogers and Richard A. Weinberg, and each of them, proxies, with full power of substitution, to represent and to vote and act with respect to all of the shares of common stock of the undersigned at the Annual Meeting of Stockholders of International Specialty Products Inc. to be held on May 1, 1997, and at any adjournment or adjournments thereof, as designated herein upon the proposals set forth herein and, in their discretion, upon such other matters as may properly be brought before the meeting.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. When properly executed it will be voted as directed by the stockholder but, unless otherwise specified, it will be voted FOR the Election of Directors and FOR Item 2.

       Change of Address
                                          INTERNATIONAL SPECIALTY PRODUCTS INC.
----------------------------------        P.O. BOX 11028
                                          NEW YORK, N.Y. 10203-0028
----------------------------------

----------------------------------

   (Continued on the reverse side)

The Board of Directors recommends a vote FOR Election of Directors and Item 2.

1.  ELECTION OF DIRECTORS:

/ /  FOR all nominees listed below.   / /  WITHHOLD AUTHORITY to vote for all   *EXCEPTIONS / /
                                           nominees listed below.

Nominees: Charles M. Diker, Carl R. Eckardt, Harrison J. Goldin, Peter R. Heinze, Samuel J. Heyman, Sanford Kaplan and Burt Manning

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the 'Exceptions' box and write that nominee's name in the space provided below.) *EXCEPTIONS___________________________________________

2. Amendment to the 1991 Incentive Plan for Key Employees and Directors.
                    FOR / /    AGAINST / /    ABSTAIN / /

3. Such other business as may properly come before the meeting and any adjournment thereof.

                                       Change of Address
                                       on Reverse Side       / /

                                 Please vote, sign and date this proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States. Your signature(s) should correspond with the name(s) appearing in the space at the left. Where signing in a fiduciary or representative capacity, please give your full title as such. If shares are held in more than one capacity, this proxy will be deemed to vote all shares held in all capacities.

                                 Dated: _________________________________, 1997

                                 ______________________________________________
                                                   Signature

                                 ______________________________________________
                                            Signature, if held jointly

Votes must be indicated (x) in Black or Blue Ink.  / /

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed
Envelope.

     The following Appendix I is provided pursuant to Instruction 3 to Item 10 of Schedule 14A under the Securities Exchange Act of 1934, as amended, and is not part of or included in the International Specialty Products Inc. Proxy Statement dated April 2, 1997.

                                  APPENDIX I
                                      TO
                    INTERNATIONAL SPECIALTY PRODUCTS INC.
                     PROXY STATEMENT DATED APRIL 2, 1997

     Reference is made to the International Specialty Products Inc. 1991 Incentive Plan for Key Employees and Directors, as amended ('Incentive Plan'), incorporated herein by reference to Exhibit 99 to ISP's Registration Statement on Form S-8, Registration No. 33-92518, and to the Amendment to the Incentive Plan, incorporated herein by reference to Exhibit 10.11 to ISP's Annual Report on Form 10-K for the year ended December 31, 1996.

                            AMENDMENT NO. 2 TO THE
                    INTERNATIONAL SPECIALTY PRODUCTS INC.
                    1991 INCENTIVE PLAN FOR KEY EMPLOYEES
                          AND DIRECTORS, AS AMENDED

1. This Amendment No. 2 (the 'Amendment') to the International Specialty Products Inc. 1991 Incentive Plan for Key Employees and Directors, as amended (the 'Plan'), is effective as of December 9, 1996, subject to stockholder approval.

2. The last sentence of the first paragraph of Section 5 of the Plan is hereby amended by deleting such sentence in its entirety and substituting in lieu thereof a new sentence to read in its entirety as follows:

                    'The aggregate number of shares for which Options may be granted under the Plan shall be seven million.'

3. The third paragraph of Section 6 of the Plan is hereby amended by deleting such paragraph in its entirety and substituting in lieu thereof a new paragraph to read in its entirety as follows:

                    'Subject to the provisions of the Plan, the Committee shall have full authority in its discretion to determine those Key Employees to whom Options shall be granted and in each case the number of shares to be subject to such Option, the date on which it is to be granted, the Option price at which shares covered thereby may be purchased (subject, however, to Section 9 of the Plan), whether it is intended to be a Qualified Option or a Non-qualified Option, and the other terms thereof; provided that no single Key Employee may be granted Options for more than 200,000 shares of Common Stock during any calendar year.'